[Hogan & Hartson L.L.P. Letterhead]

May 8, 2002

Board of Directors
Regal Entertainment Group
9110 East Nichols Avenue, Suite 200
Englewood, CO 80112

Gentlemen:

        We are acting as counsel to Regal Entertainment Group, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 20,700,000 shares of the Company's Class A common stock, par value $0.001 per share, up to 18,000,000 of which shares are to be sold by the Company (the "Company Shares"), and up to 2,700,000 of which shares are to be sold by ten stockholders (the "Selling Stockholders") of the Company identified in the Registration Statement (the "Selling Stockholder's Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  A form of the Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware and as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors and the stockholders of the Company for filing with the Secretary of State of the State of Delaware prior to the closing of the Company's proposed initial public offering and as being complete and accurate (the "Amended and Restated Charter").

  3.
  A form of the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors of the Company to become effective upon the filing with the Secretary of State of the State of Delaware of the Amended and Restated Charter and as being complete and accurate (the "Amended and Restated Bylaws").

  4.
  The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Credit Suisse First Boston Corporation and Lehman Brothers Inc. will act as representatives, filed as Exhibit 1 to the Registration Statement (the "Underwriting Agreement").

  5.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on March 6, 2002 and on May 3, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Company Shares and arrangements in connection therewith, the adoption of the Amended and Restated Charter, the adoption of the Amended and Restated Bylaws, and the issuance and sale by the Company of the Selling Stockholder's Shares to the Selling Stockholders.

  6.
  The action of the stockholders of the Company by written consent dated May 3, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption of the Amended and Restated Charter.

  7.
  The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on April 11, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  8.
  The Bylaws of the Company dated March 8, 2002 as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors of the Company and as being complete, accurate, and in effect.

  9.
  The capital stock records of the Company relating to the issuance and sale by the Company of the Selling Stockholder's Shares to the Selling Stockholders.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that (A) following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Company Shares will be validly issued, fully paid, and nonassessable; and (B) the Selling Stockholder's Shares are validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.